SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 29, 2012

KEYUAN PETROCHEMICALS, INC.
 (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Nevada	333-124837	45-0538522
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

Qingshi Industrial Park
Ningbo Economic & Technological Development Zone
Ningbo, Zhejiang Province
P.R. China 315803
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(86) 574-8623-2955
 (ISSUER TELEPHONE NUMBER)

Silver Pearl Enterprises, Inc.
1541 E. Interstate 30
Rockwall, Texas 75087
 (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

–––––––––––––––– Copies to: Hunter Taubman Weiss LLP 17 State Street, Floor 20 New York, NY 10004 Tel: 212-732-7184
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers

On June 29, 2012, we informed the Board of the Directors that although we are currently comparing several options we have for Director and Officer insurance and waiting for proposals from several insurance carriers, that our current insurance Directors and Officers insurance coverage expires on June 29, 2012.  Consequently, two of our independent directors, Mr. Gerry Goldberg and Mr. Michael Rosenberg, provided their respective resignations effective midnight on June 29, 2012. As a result, we only have one independent director serving on our board at this time, Mr. Dishen Shen. Upon acceptance of the resignations, the Company confirmed that it will continue to honor its ongoing obligation to advance payment of all Indemnifiable Amounts in connection with any Proceeding, as set forth in the respective Independent Director Agreements. Furthermore, we are searching for qualified candidates and plan to engage new independent directors in a short time.

We sent a copy of this disclosure to Mr. Goldberg or Mr. Rosenberg prior to filing this 8-K and each agree with the statements made herein.

Section 8 Other Events

Item 8.01 Other Events

On June 15, 2012, Ningbo Keyuan Synthetic Rubbers Co., Limited was established with a registered capital of RMB 5 million as a wholly foreign owned enterprise in Qingshi Industrial Park, Economic & Technological Development Zone,Ningbo, PRC by Ningbo Keyuan Plastics Co., Limited (90%) and Ningbo Keyuan Petrochemicals Co., Limited ( Keyuan Petrochemicals). The new entity’s operation includes sales and marketing various petrochemical products ,especially synthetic rubbers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keyuan Petrochemicals, Inc.

Date: July 6, 2012	By:	/s/ Chunfeng Tao
Name: Chunfeng Tao
Title: Chief Executive Officer